                                                                     Exhibit 12

                     H. J. HEINZ COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                           Fiscal Years Ended
                           Nine Months    -----------------------------------------------------
                              Ended       April 29,  April 30,   May 1,     May 3,   April 27,
                         January 27, 1999    1998      1997       1996       1995       1994
                         ---------------- ---------- --------- ---------- ---------- ----------
Fixed Charges:
 Interest expense*......    $  196,524    $  260,401 $277,818  $  279,368 $  212,123 $  150,598
 Capitalized interest...           896         1,542    2,688       1,007        414        770
 Interest component of
  rental expense........        22,338        30,828   27,382      26,728     24,200     26,638
                            ----------    ---------- --------  ---------- ---------- ----------
   Total fixed charges..    $  219,758    $  292,771 $307,888  $  307,103 $  236,737 $  178,006
                            ----------    ---------- --------  ---------- ---------- ----------
Earnings:
 Income before income
  taxes.................    $  903,357    $1,254,981 $479,064  $1,023,661 $  938,007 $  922,386
 Add: Interest expense*.       196,524       260,401  277,818     279,368    212,123    150,598
 Add: Interest component
  of rental expense.....        22,338        30,828   27,382      26,728     24,200     26,638
 Add: Amortization of
  capitalized interest..         2,427         3,525    3,454       3,399      3,465      3,327
                            ----------    ---------- --------  ---------- ---------- ----------
   Earnings as adjusted.    $1,124,646    $1,549,735 $787,718  $1,333,156 $1,177,795 $1,102,949
                            ----------    ---------- --------  ---------- ---------- ----------
   Ratio of earnings to
    fixed charges.......          5.12          5.29     2.56        4.34       4.98       6.20
                            ==========    ========== ========  ========== ========== ==========

*Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.